Exhibit 10.27

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED THE              OF                          2022

BETWEEN

VINFAST TRADING AND INVESTMENT PTE. LTD.

AND

[INSERT NAME]

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the ___ day of ________ 2022

BETWEEN:

(1)

VINFAST TRADING AND INVESTMENT PTE. LTD., a company incorporated in Singapore (Company Registration No. 201501874G) and having its registered address at 120 Lower Delta Road, #02-05 Cendex Centre, Singapore 169208 (the “Company”); and

(2)	[INSERT NAME], Passport No_______________________ (the “Employee”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

The Company shall employ the Employee and the Employee shall serve the Company as [INSERT TITLE], upon the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the subject or context otherwise requires, the following words or expressions shall have the following meanings:

“Confidential Information” means all information (including all oral and visual information, and all information recorded in writing or electronically, or in any other medium or by any other method) disclosed to, or obtained by the Employee from any Group Company or a third party acting on the Group Company’s behalf and (without prejudice to the generality of the foregoing) shall include, but shall not be limited to:

(a)

any such information ascertainable by the inspection, analysis or reading of the document or any other medium in which the information is recorded, and whether or not with the assistance of any electronic, mechanical or other devices;

(b)

any such information relating to a Group Company’s business, affairs, financial performance, business methods, property, distributorship, trading, transactions and/or other arrangements with third parties in which the Group Company may be or may have been concerned or interested, ideas, procedures, systems, inventions, algorithms, formulae, developments, databases, research, technical or other representations, documentation, diagrams and flow charts, schedules, forecasts, strategies, contact lists, business partner lists, rates of pay, operations, processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities, customer lists and business affairs;

(c)

Personal Data of individuals (including but not limited to those of colleagues, customers (who are individuals), corporate customers’ staff (including Personal Data provided by corporate customers), corporate suppliers’/partners’/contractors’ staff) that the Employee come into or may have come into contact with during the course of his work or employment; and

(d)

any other information or materials not listed above but which are confidentially disclosed by the Group Company or any third party to him, which are marked private, secret or confidential, or are by their nature intended to be exclusively for the knowledge of the Employee alone.

“Employment Act” means the Employment Act (Cap. 91) of Singapore.

“Group” means the Company and its related corporations from time to time (including but not limited to VINFAST Trading & Production Joint Stock Company), and “Group Company” shall refer to any of them.

“Intellectual Property” shall include:

(a)	letters patent and trademarks, whether registered or unregistered, including applications for any of the foregoing; and the right to apply for them in any part of the world;

(b)	registered or unregistered designs, utility models and copyrights including applications for any of the foregoing, and the right to apply for them in any part of the world;

(c)	discoveries, creations, inventions or improvements upon or additions to an invention;

(d)	confidential information, know-how and any research effort relating to the Company and its business whether registrable or not; and

(e)	moral rights and any similar rights in any country.

“Personal Data” means data, whether true or not, about an individual who can be identified:

(a)	from that data; or

(b)	from that data and other information to which the organization has or is likely to have access.

“Personal Data Protection Act 2012” means the Personal Data Protection Act 2012 (Act 26 of 2012) of Singapore.

“process”, in relation to Personal Data, means (i) the carrying out of any operation or set of operations in relation to the Personal Data, and includes any of the following: recording; holding; organization, adaptation or alteration; retrieval; combination; transmission; and erasure or destruction; and (ii) to copy, use, access, display, run, store, review, manage, modify, transform, translate, extract components into another work, integrate or incorporate as part of a derivative work, and (iii) to permit others to do (i) and (ii), and “processing” shall have the corresponding meaning as a noun for the same.

“related corporation” has the meaning ascribed to it in Section 6 of the Companies Act (Cap. 50) of Singapore.

1.2	Interpretation

In this Agreement, unless the context or subject after otherwise requires:

(a)

a reference to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement;

(b)

words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing an individual shall include a company or corporation and vice versa;

(c)

a reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time;

(d)	any reference to a time of day is a reference to Singapore time; and

(e)	references to “Clauses” are, unless otherwise stated, to clauses of this Agreement.

2.	TERM OF EMPLOYMENT

The Employee’s employment shall commence on [INSERT DATE] 2022 until [INSERT DATE] 2023 (the “Ending Date”), unless otherwise terminated in accordance with Clause 9.

3.	CITIZENSHIP AND IMMIGRATION

Should the Employee require a work pass or other governmental approvals to work in Singapore, this Agreement will be conditional upon the grant of a valid work pass or approval by the Ministry of Manpower in Singapore (the “MOM”). The Employee’s continuous employment with the Company will similarly be subjected to renewal of the Employee’s work pass or approval. For clarification, it means that in such case, the implementation of rights and obligations of each Party under this Agreement is subject to the grant of a valid work pass or approval by the MOM.

[As the Employee does not require a work pass or other governmental approvals to work, this Agreement will take effect upon the signing date mentioned above.]1

4.	DUTIES

4.1	Scope of Duties

As [INSERT TITLE], the Employee’s duties are as follows:

[1]

Applies to the employment agreements of Michael Scott Johnson, Deputy CEO responsible for Global Manufacturing, Le Mai Tuyet Trinh, Deputy CEO responsible for Information Technology, and Stuart Iain Taylor, Deputy CEO responsible for Smart Services.

[Executive leadership team responsibilities must be taken care of by the CEO.

Plan, develop, implement and direct the organization’s operational and fiscal function and performance.

Act as a strategic partner by developing and implementing the company’s plans and programs.

Analyze the effects of long-term growth initiatives, planning, new strategies, and regulatory actions.

Perform accurate analysis of financial trends and budgets to help the BOD as well as the senior executives will increase credibility and authority.

Implement, improve, and enforce policies and procedures that will increase the financial and operational effectiveness of the company.

Communicate effectively and establish credibility throughout the organization and with the Board of Directors as an effective developer of solutions to business challenges.

Provide expert financial guidance and advice to others within executive leadership.

Improve the planning and budgeting process continually by educating departments and key members of corporate leadership.

Provide strategic input and leadership on decision-making issues affecting the organization, specifically evaluating potential mergers, acquisitions, or partnerships]2

[(a)	Assist in performing all tasks necessary to achieve the organization’s mission and help execute staff succession and growth plans.

(b)	Train the Finance Department and other staff on raising awareness and knowledge of financial management matters.

(c)	Work with the Board of management on the strategic vision of the plant, as well as assisting in the development and negotiation of contracts.

(d)	Be responsible for established treasury and Management Accounts.

(e)	Ensure budgeting, financial planning and all accounting operations of the company.

(f)

Oversee the management and coordination of all fiscal reporting activities for the organization including: organizational revenue/expense and balance sheet reports, reports to funding agencies, development and monitoring of organizational and contract budgets.

(g)	Develop and maintain systems of internal controls to safeguard financial assets of the organization.

(h)	Attend Board and Subcommittee meetings; including being the lead staff on the Audit/Finance Committee.

(i)	Monitor banking activities of the organization.

(j)	Ensure adequate cash flow to meet the organization’s needs.

(k)	Oversee Accounts Payable and Accounts Receivable and ensure a disaster recovery plan is in place.

(l)	In addition to the above stated duties, the Employee shall undertake such other duties as his manager shall from time to time assign or vest in him.][3]

[2]	Applies to the employment agreement of Le Thi Thu Thuy, Managing Director and Global CEO.
[3]	Applies to the employment agreement of David Thomas Mansfield, CFO.

[Responsibility, manage, implement for all function of Information Technology department such as:

-	Engineering Applications

-	Manufacturing Execution System Management

-	Sales & Aftersales Applications Operation

-	Infrastructure & Helpdesk][4]

[Responsibility, manage, implement for all function of smart services department such as:

-	PRODUCT INTEGRATION CENTER

-	SOFTWARE CENTER

-	HARDWARE DEPARTMENT

-	MECHANICAL AND PRODUCTION ENGINEERING CENTER

-	PRODUCT INTEGRATION

-	PROJECT MANAGEMENT][5]

4.2	Reporting

The Employee shall report directly to [***], or such other designated officer of the Company as may from time to time be notified to him.

4.3	Furthering the Company’s Business Interests

In the discharge of his duties and in the exercise of his powers, the Employee shall observe and comply with all policies, rules, regulations and directions from time to time made by the Company or given to him and use his best skills and endeavours to improve, develop, extend, maintain and further the business and interests of the Company. The Employee shall not damage, and shall use all reasonable endeavours to promote, the welfare, interests and reputation of the Company. The Employee shall not at any time make improper use of information he has acquired by virtue of his position within the Company to gain any advantage for himself or for any other person to the detriment of any Group Company, whether directly or indirectly.

4.4	Hours of Work

Normal business hours are from 9 am to 6 pm, Mondays to Fridays, with an hour’s break for lunch from 1 pm to 2 pm. The Employee shall devote the whole of his time and attention during normal business hours to the discharge of his duties and conform to such hours of work as may from time to time be reasonably required of him. Unless the Employee is required by the Company to work on a public holiday, he shall not be entitled to receive any time off or additional remuneration for work performed outside normal business hours.

4.5	Place of Work

The Employee shall be located in [Singapore6/Vietnam7]. However, the Employee may further be required to carry out such duties at such places as the Company may determine overseas.

[4]	Applies to the employment agreement of Le Mai Tuyet Trinh, Deputy CEO responsible for Information Technology.
[5]	Applies to the employment agreement of Stuart Iain Taylor, Deputy CEO responsible for Smart Services.
[6]	Applies to the employment agreements of Le Thi Thu Thuy, Managing Director and Global CEO, and David Thomas Mansfield, CFO.
[7]

Applies to the employment agreements of Michael Scott Johnson, Deputy CEO responsible for Global Manufacturing, Le Mai Tuyet Trinh, Deputy CEO responsible for Information Technology, and Stuart Iain Taylor, Deputy CEO responsible for Smart Services.

4.6	Compliance with Laws

The Employee shall at all times comply fully with all laws, customs, regulations and codes of conduct to which he is or may be subject or which are in force in the country in which he is from time to time located.

4.7	Capacity

In the pursuance of his duties as [INSERT TITLE], the Employee shall work for the Company in that capacity or in such other capacity as the Company may require (which may include assuming an appointment to the board of directors of any Group Company). In performing those duties, Clause 4.3 will apply as if references to the Company are to the appropriate Group Company.

4.8	Company Policies

The Employee’s appointment is also subject to other terms and conditions (whether expressed or implied) in the prevailing or future Company policies as may be laid down by the Company from time to time.

5.	REMUNERATION

5.1	Salary

The Employee will be paid a monthly [net8/gross9] salary of [***]. The Salary will be paid in arrears before the end of the month. If the Salary payment date is a Saturday, Sunday or gazette public holiday in Singapore, the payment shall be made one (1) business day in advance. It is the Employee’s sole responsibility to notify the Company of any changes to his bank account.

5.2	Review of Salary

The Salary may be reviewed at the discretion of the Company in accordance with Company policy. A salary revision will depend on, amongst other things, the Employee’s performance, the performance of the Company and economic conditions generally. For the avoidance of doubt, the Employee should not have any legitimate expectations of an increment following such review.

5.3	[Performance Bonus

The Employee shall receive a bonus of [***]SGD (gross) if the Employee complete the IPO process for VINFAST with at least $[***]bn valuation and raise the fund at least $[***]bn and according to the Company regulation and policy.

[8]	Applies to the employment agreement of David Thomas Mansfield, CFO.
[9]

Applies to the employment agreements of Le Thi Thu Thuy, Managing Director and Global CEO, Michael Scott Johnson, Deputy CEO responsible for Global Manufacturing, Stuart Iain Taylor, Deputy CEO responsible for Smart Services, and Le Mai Tuyet Trinh, Deputy CEO responsible for Information Technology.

Performance bonus: The Company will pay the Employee a performance bonus of such amount and at such intervals as the management of the Company may in its absolute discretion determine. The amount (if any) of such bonus shall be dependent on, amongst other things, the Employee’s performance and the performance of the Company for that financial year and the remuneration policy of the Company from time to time. It is guarantee that the Employee’s performance bonus will be [*****] months’ salary/year in Net. If the Agreement is terminated within the first 6 months due to the Company’s unsatisfactory of the Employee’s performance, the guaranteed bonus will not apply and Parties will discuss and agree on specific bonus to be paid by the Company.]10

5.4	Deductions from Salary

There shall be deducted from the Employee’s remuneration (including but not limited to salary, allowance, bonus and commission) all such sums which the Company is entitled, authorised and/or required under the laws of Singapore to deduct and/or withhold, whether for the Employee’s share of Central Provident Fund contributions, withholding tax or otherwise. Without prejudice to the foregoing, the Company shall have the right to deduct from the Employee’s salary any inadvertent overpayment of salary or other relevant payments under this Agreement.

5.5	Tax

All income tax liabilities and other charges under applicable law incurred by the Employee in respect of his [salary11/performance bonus12] (whether by way of [salary,]13 bonus payments, benefits, or otherwise) shall be borne solely by the Employee. In line with relevant tax laws, the Company may be required to withhold tax from the Employee’s salary and remit such amount to the appropriate tax authorities

5.6	[CPF Contributions

As a Singapore Citizen or Singapore Permanent Resident, both the Employee and the Company will be required to contribute to the Central Provident Fund of Singapore (“CPF”) at the rates required and subject to the limits set out under the Central Provident Fund Act, or such other applicable legislation as may be in force from time to time. The Employee acknowledges and agrees that his portion of contribution to the CPF shall be deducted from his base salary or other applicable payments, at the rates required and subject to the limits set out under the Central Provident Fund Act, or such other applicable legislation as may be in force from time to time.]14

[10]	Applies to the employment agreement of David Thomas Mansfield, CFO.
[11]

Applies to the employment agreements of Le Thi Thu Thuy, Managing Director and Global CEO, Michael Scott Johnson, Deputy CEO responsible for Global Manufacturing, Stuart Iain Taylor, Deputy CEO responsible for Smart Services, and Le Mai Tuyet Trinh, Deputy CEO responsible for Information Technology.

[12]	Applies to the employment agreement of David Thomas Mansfield, CFO.
[13]

Applies to the employment agreements of Le Thi Thu Thuy, Managing Director and Global CEO, Michael Scott Johnson, Deputy CEO responsible for Global Manufacturing, Le Mai Tuyet Trinh, Deputy CEO responsible for Information Technology and Stuart Iain Taylor, Deputy CEO responsible for Smart Services.

[14]	Applies to the employment agreements of Le Thi Thu Thuy, Managing Director and Global CEO, and David Thomas Mansfield, CFO.

5.7	Expenses

The Company shall reimburse the Employee in respect of such expenses as may be incurred by the Employee while engaged in the business of the Company as the Company shall consider reasonable (at its discretion), upon the provision to the Company of proper receipts or other evidence of such expenditure, in accordance with the rules and procedures established by the Company from time to time. A guiding principle in settling expenses is that there should neither be personal loss nor personal gain financially as a result of any reasonable expenses incurred on Company’s business.

Expenses must be claimed within 1 week of being incurred. For the avoidance of doubt, any expenses which are not claimed within such period shall only be reimbursed at the sole discretion of the Company.

5.8	Other Benefits

The Company may in its sole discretion provide employee benefits to the Employee in accordance with its prevailing policies and employee benefits program from time to time. Employees have no contractual rights to the benefits provided by the Company from time to time and the Company reserves the right to change, modify, discontinue, or terminate, at its sole discretion, its policies and employee benefits program. All benefits provided by the Company are provided subject to the terms and conditions imposed by the Company and / or third party providers. Employees shall not be entitled to any compensation of the loss, or prospective loss, of benefits arising from any employment action taken by the Company, including, without limitation, dismissal and the Company’s rights to take such employment actions shall not be restricted or fettered by the existence of any benefit policy.

6.	ANNUAL LEAVE

6.1	Annual Leave Entitlements

The Company’s holiday year runs from 1 January to 31 December. In addition to statutory public holidays in Singapore, the Employee is entitled to 25 days of paid annual leave in each holiday year, accrued on a day to day basis.

6.2	Approval for Annual Leave

Written approval in advance of [***] is required before annual leave may be taken. Annual leave may only be taken at such reasonable time or times as may be approved by the Company. The Company reserves the right to deem any leave of absence taken by the Employee without the prior approval of [***] in accordance with this Clause 6.2 as unpaid leave.

6.3	Accumulation of Annual Leave

All unused annual leave entitlements that have accrued in a calendar year may be carried forward only to first quarter of the following year. At the end of the first quarter following year, such annual leave entitlements that have been carried forward and that remain unused will be forfeited without any obligation on the part of the Company to compensate the Employee.

6.4	Pro-rata Entitlement

If the Employee commences or ceases employment during a calendar year, his annual leave entitlement will be calculated on a pro-rata basis. Upon cessation of the Employee’s employment with the Company, he shall if appropriate either be entitled to pay in lieu of any outstanding annual leave entitlement or be required to repay to the Company one day’s salary in respect of each day of leave taken in excess of his annual leave entitlement. If the Employee is required to repay the Company for any annual leave taken in excess of his annual leave entitlement, the amount to be repaid may be deducted from any monies owing to him from the Company after cessation of his employment with the Company and the Employee hereby consents to such deduction being made.

6.5	Cessation of Employment

On cessation of employment (other than on the grounds specified in Clause 9.6), the Employee shall be entitled to accrued salary in lieu for annual leave entitlement not yet taken as at the date of cessation of employment.

7.	PATERNITY LEAVE, CHILDCARE LEAVE, INFANT CARE LEAVE, AND SHARED PARENTAL LEAVE

The Employee shall be entitled to paid paternity leave, childcare leave, unpaid infant care leaves and/or shared parental leave, if he so qualifies, in accordance with the provisions of Singapore law.

Paternity Leave

A male employee is entitled to 2 weeks of paid paternity leave if: (i) the child is a Singapore citizen, (ii) he is or had been lawfully married to the child’s mother between conception and birth, and (iii) he has served his employer for a continuous period of at least 3 months prior to the child’s birth.

Childcare Leave and Extended Childcare Leave

An employee is entitled to 6 days of paid childcare leave if: (i) the child is a Singapore citizen, (ii) the employee has served his employer for a continuous period of at least 3 months, and (iii) the child is below the age of 7. An employee is entitled to 2 days of paid extended childcare leave if: (i) the child is a Singapore citizen, (ii) the employee has served his employer for a continuous period of at least 3 months, and (iii) the child is between the ages of 7 and 12 (inclusive). An employee who has children falling in under both age groups (i.e. below the age of 7, and between the ages of 7 and 12) shall be entitled to a maximum of 6 days of paid childcare leave per year, regardless of the number of children.

Unpaid Infant Care Leave

An employee is entitled to 6 days of unpaid infant care leave if: (i) the child is a Singapore citizen, (ii) the employee has served his employer for a continuous period of at least 3 months, and (iii) the child is below the age of 2.

Shared Parental Leave

A male employee is entitled to share up to 4 weeks of his spouse’s 16 weeks of maternity leave, subject to the latter’s agreement, if: (i) his child is a Singapore citizen, (ii) the child’s mother qualifies for Government-Paid Maternity Leave under the CDCA, and (iii) he is lawfully married to the child’s mother.

8.	SICK LEAVE

The Employee shall be allowed paid sick leave not exceeding:

(a)	14 working days in each completed year of service if no hospitalisation is necessary; and

(b)	60 days (inclusive of the 14 days of non-hospitalisation sick leave) in each completed year of service if hospitalisation is necessary.

To be entitled to paid sick leave, the Employee must produce a certificate issued by a registered medical practitioner certifying that he is not fit for work by reason of any medical condition and his immediate supervisor must be notified promptly of his intention to take sick leave. For the avoidance of doubt, the Company reserves the right to deem any such leave of absence without a medical certificate as paid annual leave.

9.	TERMINATION OF EMPLOYMENT

9.1	Termination Date

The date of termination of this Agreement shall be the final day of the notice period for termination, the date on which the Company terminates the Employee’s employment without notice in accordance with Clause 9.6, or the Ending Date, whichever is earlier.

9.2	Termination by Notice

The Employee’s employment may be terminated at any time by either him or the Company giving to the other not less than 01 months’ notice in writing. If the Ending Date falls within such 01 months’ notice period, then either Party may terminate the Employee’s employment by giving notice for the period until the Ending Date.

9.3	Termination by Payment of Salary in Lieu of Notice

At any time during the relevant notice period, either Party shall be entitled (but not bound) to terminate the Employee’s employment immediately without prior notice by paying to the other Party the Employee’s salary in lieu of notices for the remainder of the relevant notice period.

9.4	Notice Period and Annual Leave Entitlements

The Employee shall not be entitled to offset the notice period with any of his annual leave entitlements which remain unused unless the Company agrees otherwise in writing.

9.5	Garden Leave

On either Party giving notice to terminate the Employee’s employment, during such notice period:

(a)	the Company shall be under no obligation to vest in the Employee or assign to him any powers or duties or to provide work for him;

(b)

the Company may prohibit contact or communication, other than purely social contact, between the Employee and the Company’s customers and business contacts, suppliers, employees, officers, agents, directors, consultants and/or prospects;

(c)

the Company may require the Employee not to attend work for all or any part of the period of notice, may exclude him from any premises of the Company, and may remove the Employee’s access to the Company’s premises and computer systems;

(d)	the Company may require the Employee to work from home and/or to carry out exceptional duties or special projects outside the normal scope of his duties and responsibilities;

(e)	the Company may require that the Employee immediately return any property belonging to the Company under Clause 12.4;

(f)

the Company may require that the Employee immediately resign from any directorships, trusteeships or other offices which he may hold in any Group Company as a result of his capacity as an employee of the Company (or such other entity as he may be employed by in the Group);

(g)

the Employee shall provide such assistance as the Company may require to effect an orderly handover of his duties and responsibilities to any individual appointed by the Company or other Group Company to take over his role or responsibilities; and

(h)	the Employee shall make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work as requested by the Company.

The Employee shall not engage in any work outside the Company, whether by himself or together with others, and whether for his own benefit or for the benefit of others. The Company’s right to exercise its powers under this Clause 9.5 is subject to the Employee continuing to receive his salary and all other contractual benefits during the notice period.

9.6	Termination without Notice

Notwithstanding anything contained herein, the Company shall be entitled at any time to terminate the Employee’s employment with immediate effect and without any payment or compensation whatsoever should:

(a)	the Employee commit any serious breach or repeat or continue (after warning) any material breach of his obligations hereunder;

(b)	the Employee commit any serious breach or repeat or continue (after warning) any breach of the staff manual or employee handbook, policies, compliance manual(s), guidelines and/or checklists;

(c)	the Employee commit any act or engage in any conduct which would bring himself or the Company into disrepute;

(d)

the Employee commit or engage in any serious misconduct, unreasonable absenteeism, willful disobedience of the Company’s lawful orders, willful refusal to perform all or any of his duties, insubordination, breach of company secrecy, or violation of the laws and regulations of Singapore;

(e)

the Employee become permanently incapacitated by accident or ill-health from performing his duties under this Agreement and for the purposes of this sub-clause, incapacity for three (3) consecutive months or for an aggregate period of six (6) months (whether or not consecutive) in any period of twelve (12) months shall be deemed to be permanent incapacity;

(f)

the Employee be in, or puts himself in, a position of a serious conflict of interest and fails to inform the Company, or acts against the interests of the Company, or otherwise acts in a manner so as to materially prejudice the business of the Company or any other Group Company;

(g)	the Employee be convicted of any criminal offence other than an offence which in the reasonable opinion of the Company does not affect his position as an employee or director of the Company;

(h)

the Employee do anything or carry out any action or omit to do something (i) in breach of Clause 15; or (ii) that causes the Company and/or its related corporations to be in breach of the Personal Data Protection Act 2012;

(i)

the Employee resign from any directorships or offices with the Company or any other Group Company which he may hold in his capacity as an employee of the Company (or such other entity as he may be employed by in the Group) without the consent or concurrence of the Company;

(j)	the Employee make or have a bankruptcy application or petition served on him or make any arrangement or composition with his creditors generally;

(k)

the Employee fail to obtain or maintain any license(s), notification(s) or registration(s) required by any applicable regulatory or government authority in Singapore, the United States of America (including but not limited to any applicable United States, New York Stock Exchange and/or NASDAQ regulations) or elsewhere under any other applicable laws for him to be employed by the Company or to carry out his duties hereunder;

(l)	it become illegal for the Company to employ the Employee in Singapore (if applicable); or

(m)	the Employee have his work pass revoked or not renewed by the Ministry of Manpower (if applicable).

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter, in particular the provisions of Clauses 11 and 12 below, and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by him.

9.7	Obligations Upon Termination

Upon the termination of the Employee’s employment howsoever arising, he shall:

(a)

deliver to the Company documents (including correspondence lists of clients or customers, notes, memoranda, plans and other documents of whatsoever nature) books, drawings, papers, materials and any other property or assets made or compiled by or delivered to him during his employment hereunder and concerning the business, finances or affairs of the Group. For the avoidance of doubt, it is hereby declared that the property and all such documents as aforesaid shall at all times be vested in the Company;

(b)	not at any time thereafter represent himself as being in any way connected with the business of the Group;

(c)

immediately and without claim for compensation resign from all positions and offices held in the Group (if any), and should the Employee fail to do so within seven (7) days from his last day of work with the Company, he irrevocably appoints the Company and its duly authorized officers and agents as his agent and attorney, to act for and on his behalf to sign, execute, verify and file any such documents and to do all other acts to effect such resignation with the same legal force and effect as if executed by him; and

(d)	if so requested by the Company, send to a duly appointed officer of the Company a signed statement confirming that he has complied with Clause 9.7(a).

9.8	Effect of Termination of the Employee’s Employment

The expiration or determination of the Employee’s employment howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either the Employee or the Company in respect of any breach of this Agreement by the other Party.

9.9	Approved Annual Leave

Any unconsumed annual leave approved prior to notice of termination being served shall become invalid, and the Employee shall submit a fresh application to take annual leave during the notice period, the approval of which shall be at the Company’s sole discretion depending on, amongst other things, the business needs of the Company.

10.	CONFLICTS OF DUTY

The Employee acknowledges and agrees that by accepting the terms of his employment, he represents to the Company that his performance will not breach any other agreement to which he is a party and that he has not, and will not during the term of his employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. The Employee further agrees that except as a representative of the Company or with the prior written approval of the Company, he shall not during the term of his employment with the Company whether directly or indirectly, paid or unpaid, and whether during or outside his normal hours of work, be engaged, concerned or interested in any capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation) or be or become an employee, agent, partner or director of any other company or firm or assist or have any financial interest in any other business or profession other than that of the Company (save as a holder of not more than five per cent. (5%) of the issued shares or securities of a company which are listed or dealt in on any recognized stock exchange or market) and shall disclose to the Company any like matters relating to his spouse, children, or parents. For this purpose, the term “occupation” shall include any public, private or charitable work which the Company considers may hinder or interfere with the performance of the Employee’s duties.

11.	NON-COMPETITION & NON-SOLICITATION

11.1	Restriction

The Employee acknowledges that in the course of his employment with the Company, he is likely to obtain personal knowledge of the Group’s trade secrets, proprietary information and confidential information, as well as personal knowledge and influence over the Company’s (or any other Group Company’s) customers and employees. In addition, the Employee acknowledges that the Group has a legitimate proprietary interest in maintaining a stable and trained workforce. In the circumstances, the Employee agrees that during the period of his employment by the Company, and for a period of 01 year after the termination of such employment (the “Restrictive Period”), he shall not in the Territory, without the Company’s prior written consent (such consent not to be unreasonably withheld):

(a)

be directly or indirectly engaged, concerned or interested in any capacity, whether as director, principal, shareholder, agent, partner, consultant, employee, contractor or otherwise and whether on a full time or part time or ad hoc basis, and whether for remuneration or not, and whether for himself or on behalf of any other person in any other business, in any other business which is wholly or partly in competition with the business carried on by the Company and/or its related corporations and with which he was involved in the course of his employment for a period of 01 year before the cessation of his employment;

(b)	accept employment in any capacity with any business concern which is wholly or partly in competition with the business carried on by the Group;

(c)	provide advice to any business concern which is wholly or partly in competition with the business carried on by the Group;

(d)

solicit or entice away or attempt to solicit or entice away from the Group the custom of any person, firm, company or organization who shall at any time have been a customer, client, distributor or agent of the Group or in the habit of dealing with the Group and with whom he has had substantial contact for a period of 01 year before the cessation of his employment or (if applicable) the date he commences his garden leave in accordance with Clause 9.5 above, whichever is earlier; or

(e)

solicit or entice away or attempt to solicit or entice away from the Group any person who is an (i) officer, (ii) manager or (iii) employee holding the position of executive and above of the Group and with whom he had dealings in the course of his employment during the 01 year before the cessation of his employment, whether or not such person would commit a breach of his contract of employment by reason of leaving the Group.

11.2	Consent

The Employee further agrees that should he at any time during the Restrictive Period wish to secure the consent of the Company for the purposes of Clause 11.1, he shall, together with his request, also set forth the reasons and any accompanying undertakings that he will abide by as conditions to such consent, as will in his opinion ensure that the Company’s legitimate commercial interests and his post-employment fiduciary obligations are not prejudiced.

11.3	Reasonableness

While the restrictions set out in Clause 11.1 above are considered by the Parties to be reasonable in all the circumstances and no greater than is reasonable and necessary for the protection of the Company given that the Employee will have access to Confidential Information and will have influence over the employees, suppliers and/or customers of the Company, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate commercial interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the said restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

11.4	Injunctive Relief

The Employee further acknowledges that a breach of this Clause 11 will immediately and irreparably harm the Company and as such, the Employee consents to a grant of temporary and permanent injunctive relief against such breach and any further breach. The foregoing is without prejudice to the Company’s right to claim for damages caused to it as a result of the said breach and any other remedy available at law or in equity.

11.5	Territory

For the purposes of this Clause 11, “Territory” shall be interpreted as referring to Singapore and any country where the Company or any Group Company has a direct presence and with which the Employee was directly or indirectly involved in the course of his employment, including but not limited to Vietnam, United States, Canada, France, Germany, the Netherlands.

11.6	Survival of Obligations

The Employee’s obligations contained in this Clause 11 shall continue even after the termination of his employment.

12.	CONFIDENTIALITY

12.1	Prohibition

The Employee shall not, without the prior written consent of the Company:

(a)	use, copy, reproduce or otherwise exploit any Confidential Information; or

(b)

distribute, publish or disclose any Confidential Information to any person, for or in connection with anything other than the business of the Company. The Employee shall not receive any rights by implication or otherwise in any Confidential Information received by him under this Agreement.

The Employee further agrees that the salary and conditions set out in this Agreement are strictly confidential to him and that he is not entitled to discuss these with any other employees of the Group or with third parties, save for the purposes of seeking professional advice.

12.2	Employee Obligations

Without prejudice to any other provisions in this Agreement, the Employee hereby agrees and undertakes to:

(a)	hold in strictest confidence the Confidential Information;

(b)

not use the Confidential Information for any purpose other than for the purpose of discharging the Employee’s work for the Company in the Employee’s capacity as an employee of the Company and always for the benefit of the Company;

(c)	not use any confidential information and/or proprietary information belonging to any of his former employers or of any third party who has not authorized such use or disclosure;

(d)	take all steps to prevent any reproduction, duplication and/or copying of the Confidential Information by any person;

(e)	take all steps to ensure that documents and items of work-in-progress (if any) that embody the Confidential Information are kept in secured storage areas;

(f)	surrender and return all or any of the Confidential Information and any notes, memoranda or the like including any copies thereof to the Company on the Company’s written demand; and

(g)	acknowledge that the Confidential Information and all rights therein are and shall remain the sole and exclusive property of the Company.

12.3	Information Not Protected

The protection to be accorded to Confidential Information hereunder does not and shall not extend to any information:

(a)	which is trivial or obvious;

(b)

which can be proved by documentary evidence to be information which is publicly available or which subsequently becomes publicly available other than by or in consequence of any breach of the Employee’s obligations of confidentiality;

(c)	which can be proved by documentary evidence to be already rightfully known to the Employee at the date of this Agreement and not acquired directly or indirectly from the Company;

(d)	which can be proved by documentary evidence to be independently developed by the Employee without resort to any Confidential Information;

(e)	which can be proved by documentary evidence as having been given to the Employee by third parties who are not in breach of any obligations of confidentiality or secrecy; or

(f)

which is required to be disclosed by applicable law or order of a court of competent jurisdiction or recognized stock exchange or government department or agency, provided that prior to such disclosure the Employee consults with the Company as to the proposed form, nature and purpose of the disclosure.

12.4	Ownership of Materials

All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by the Employee during his employment in relation to the business, finances or affairs of any Group Company and all other property belonging to any Group Company, including but not limited to documents and other records (whether on paper, disc, tape or any electro-magnetic medium or in any other form) shall remain the property of the Group Company and shall be delivered by him to the Group Company from time to time on demand and in any event forthwith upon his leaving the service of the Company or any other Group Company.

12.5	Remedy

The Employee acknowledges that damages may be an inadequate compensation for breach of any of the covenants contained in this Clause 12 and, subject to a court’s discretion, the Company may (for itself or on behalf of any other Group Company) restrain, by injunction, equitable relief or similar remedy, any conduct or threatened conduct by the Employee which is or will be a breach of this Clause 12.

12.6	Rights and Obligations after Termination

The rights and obligations under this Clause 12 shall continue in force after termination of the Employee’s employment with the Company and shall be binding upon his representatives.

13.	INTELLECTUAL PROPERTY

13.1	Ownership of Inventions and Innovations

If at any time during the Employee’s employment, he discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company, such Intellectual Property shall be the absolute property of the Company and he shall immediately communicate full details of the Intellectual Property to the Company. At the request and expense of the Company, the Employee shall give and supply all information, data, drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent, trademark, copyright or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct. In particular, but without limitation, in any instance where the provisions of this Clause 13.1 are, pursuant to any applicable law, not fully effective in ensuring that the Intellectual Property are automatically owned by the Company, the Employee shall (if requested by the Company) sign all papers and execute all documents, including without limitation patent applications, trade mark applications, service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, and do all things, which the Company may deem necessary or desirable in order to protect its rights and interests in respect of the Intellectual Property.

13.2	Appointment of Company as Attorney

The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of Clause 13. A certificate in writing in favor of any third party signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 13.2 shall be conclusive evidence that such is the case.

13.3	Acquisition of the Intellectual Property

If the Intellectual Property is not the property of the Company, the Company shall, subject to the provisions of the Patents Act (Cap. 221) of Singapore, have the right to acquire for itself or its nominee the Employee’s rights in the Intellectual Property within six (6) months after disclosure pursuant to Clause 13.1 on fair and reasonable terms to be agreed or settled by a single arbitrator.

13.4	Waiver

To the extent permissible under applicable law, the Employee waives any and all of his rights in relation to the Intellectual Property and he shall not assert any right or to institute, support, maintain or permit any action or claim based on or in connection with the infringement or the alleged infringement of his rights.

13.5	Rights and Obligations after Termination

The rights and obligations under this Clause 13 shall continue in force after termination of the Employee’s employment with the Company in respect of Intellectual Property made during his employment under this Agreement and shall be binding upon his representatives.

14.	MEDICAL CARE AND INSURANCE

The Employee will be provided with medical care and attention in accordance with the policies of the Company relating thereto for the time being, which may be changed at the sole discretion of the Company, and to the benefits under any group insurance scheme to which the Company contributes for the provision of hospital, surgical or other medical benefits to its staff.

15.	DATA PROTECTION

15.1	Consent

The Employee consents to the Company or any of its related corporations using, disclosing and/or processing personal data relating to him (including his roles and responsibilities, job functions, the reasons and circumstances for the cessation of his employment, investigations whether internal or external and the outcomes thereon and any other matters which relate to his fitness and propriety whilst under employment at the Company) for legal, personnel, administrative, management and/or evaluative purposes, including monitoring and recording any use that the Employee makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s policies are being complied with and for legitimate business purposes.

15.2	Use of Personal Data

In connection with the consent provided in Clause 15.1, the Company may make available the Employee’s personal data to any of its related corporations, those who provide products or services to the Company or any of its related corporations (such as advisers and payroll administrators), any regulatory authorities under any applicable laws for any purposes including to comply with laws and regulations relating to reference checks, potential, prospective or future employers, governmental or quasi-governmental organizations and potential purchasers of the Company or the business in which the Employee works.

15.3	Transfer of Personal Data

The Employee consents to the disclosure, processing and/or transfer of his personal data to any of the Company’s related corporations and the Company’s or any of its related corporations’ business contacts outside Singapore in order to further its or their business interests or to any applicable regulatory authorities, in accordance with the Personal Data Protection Act 2012.

15.4	Employee Obligations in Relation to Personal Data

The Employee shall comply with the Personal Data Protection Act 2012 when handling personal data in the course of his employment including personal data relating to any employee, customer, client, supplier or agent of the Company or any of its related corporations. The Employee shall only collect, use, disclose and process personal data of individuals, in full compliance with the Personal Data Protection Act 2012 and with any policies, compliance manual(s), guidelines and/or checklists issued by the Company relating thereto. In this regard:

(a)

the Employee acknowledges that Singapore has a personal data protection law, namely the Personal Data Protection Act 2012 and that the Company may, intends to or will be coming out with new policies, processes, documentation and requirements, arising from or related to the Personal Data Protection Act 2012, that all employees would need to comply with; and

(b)	the Employee agrees to extend all assistance and cooperation to the Company that the Company may require in putting in place such new policies, processes, documentation and requirements.

16.	GENERAL

16.1	Notices

Notices shall be given in writing by post, courier, personal delivery or electronic mail addressed, in the case of the Company, to its principal place of business for the time being or to the following electronic mail address:                          and, in the Employee’s case, to him at his last known address or the electronic mail address in his employee personnel file. Any such notice, if given by post shall be deemed to have been duly served 48 hours after posting and in proving the same, it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Any notice given by courier or personal delivery shall be deemed to be duly served at the time of delivery to the Employee. Any notice given by electronic mail shall be deemed to be duly served at the time of transmission provided that the sender does not receive any indication that the electronic mail message has not been successfully transmitted to the intended recipient or has been delayed. In each case where delivery occurs on a day which is not a business day or after 6pm on a business day, service shall be deemed to occur at 9am on the next following business day.

16.2	Effect of Termination

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by him.

16.3	Remedies and Waivers

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right or remedy hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.4	Assignment

The Employee shall not (nor shall he purport to) assign or transfer to any third party the benefit and/or burden of this Agreement, or grant, declare, create or dispose of any right, interest or obligation in it, or sub-contract the performance of any of his obligations under this Agreement, without the Company’s prior written consent.

16.5	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart.

16.6	Third Party Rights

Unless otherwise expressly provided herein, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) of Singapore to enforce any term of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the Parties hereto may agree to supplement, vary (including any release or compromise of liability), rescind or terminate this Agreement without the consent of any third party. No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

16.7	Severability of Terms and Conditions

The various provisions in this Agreement are severable and if any provision or identifiable part is held or found to be invalid or otherwise unenforceable, it shall be deemed to be severed from the provision, but the remainder of the provision shall remain in full force and effect.

16.8	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof, supersedes all previous correspondence, discussions, agreements, representations and undertakings exchanged or made between the Parties, and there are no representations, understandings or agreements relative hereto which are not fully expressed herein. Neither of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement as forming part of the contract of employment of the Employee.

16.9	Amendments

The Company shall have the right to unilaterally:

(a)	amend, add to or vary any of the terms in this Agreement for the purposes of compliance with applicable laws; or

(b)	make any amendments, additions or variations to this Agreement which are editorial in nature or for the purposes of reflecting any administrative or policy changes within the Company,

and such amendment, addition or variation shall become fully effective and a binding term of the Employee’s employment upon notification to him. For the avoidance of doubt, no amendment or variation of the Employee’s material terms of employment (such as his salary and material employment benefits) shall be effective unless it is made in writing and signed by or on behalf of each of the Parties.

Unless expressly agreed, no variation of this Agreement shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

16.10	Governing Law

The terms and conditions set out in this Agreement shall be governed by and construed in accordance with the laws of Singapore and the Employee agrees to be subject to the non-exclusive jurisdiction of the courts of Singapore.

16.11	Dispute Resolution

Without prejudice to the foregoing, the Employee agrees to first inform the Company of any potential dispute in relation to his employment, and utilise the Company’s internal grievance procedure in accordance with the Company’s policies from time to time in force. Upon the receipt of such notice from the Employee, the Company and the Employee shall engage in good faith discussions to first resolve such dispute before commencing litigation. If the Employee is dissatisfied with the final determination of the internal grievance procedure, he may choose to proceed to commence litigation.

(Execution page follows)

IN WITNESS WHEREOF this Agreement has been entered into by the Parties hereto.

The Company

SIGNED by

Name

Designation	Signature
for and on behalf of
VINFAST TRADING AND INVESTMENT PTE. LTD.
in the presence of:

Signature of Witness

Name of Witness:

Address:

The Employee

SIGNED by

Name	Signature
in the presence of:

Signature of Witness

Name of Witness:

Address: